                                                                     EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                     Among

                     HERITAGE AIR HOLDINGS STATUTORY TRUST,

                             PSG ACQUISITION, INC.

                                      and

                            PS GROUP HOLDINGS, INC.

                         Dated as of December 18, 1999


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

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 ARTICLE I     THE MERGER...............................................    1

 Section 1.01. The Merger...............................................    1

 Section 1.02. Effective Time; Closing..................................    1

 Section 1.03. Effect of the Merger.....................................    1

 Section 1.04. Certificate of Incorporation; By-laws....................    2

 Section 1.05. Directors and Officers...................................    2

 Section 1.06. Conversion of Securities.................................    2

 Section 1.07. Dissenting Shares........................................    2

 Section 1.08. Surrender of Shares; Stock Transfer Books................    3

 ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............    4

 Section 2.01. Organization and Qualification; Subsidiaries.............    4

 Section 2.02. Certificate of Incorporation and By-laws.................    4

 Section 2.03. Capitalization...........................................    4

 Section 2.04. Authority Relative to this Agreement and the Loan
               Documents; Due Execution.................................    5

 Section 2.05. No Conflict; Required Filings and Consents...............    5

 Section 2.06. Compliance...............................................    6

 Section 2.07. SEC Filings; Financial Statements........................    6

 Section 2.08. Absence of Certain Changes or Events.....................    7

 Section 2.09. Absence of Litigation....................................    7

 Section 2.10. Employee Benefit Plans...................................    7

 Section 2.11. Labor Matters............................................    9

 Section 2.12. Recommendation of Board of Directors; Vote Required......    9

 Section 2.13. Opinions of Financial Advisor............................   10

 Section 2.14. Accuracy of Information Supplied.........................   10

 Section 2.15. Proxy Statement..........................................   10

 Section 2.16. Real Property............................................   10

 Section 2.17. Personal Property and Personal Property Leases...........   12

 Section 2.18. Trademarks, Patents and Copyrights.......................   14

 Section 2.19. Taxes....................................................   14

 Section 2.20. Environmental Matters....................................   15

 Section 2.21. Material Contracts.......................................   16

 Section 2.22. Brokers..................................................   18

 Section 2.23. Related Party Transactions...............................   18

 Section 2.24. Payments and Operations..................................   18

 Section 2.25. Prepayments; Gas Imbalances..............................   19

 Section 2.26. Oil and Gas Operations...................................   19

 Section 2.27. Plugging Status..........................................   19

 Section 2.28. Exploration Activities...................................   19

 Section 2.29. Governmental Regulations.................................   19

 Section 2.30. U.S. Citizenship.........................................   20

                                                                                              Page
                                                                                              ----

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................  20

Section 3.01.  Organization..................................................................  20

Section 3.02.  Authority Relative to this Agreement and the Credit Agreement; Due Execution..  20

Section 3.03.  No Conflict; Required Filings and Consents....................................  21

Section 3.04.  Proxy Statement...............................................................  21

Section 3.05.  Financing.....................................................................  21

Section 3.06.  Brokers.......................................................................  22

Section 3.07.  Compliance....................................................................  22

Section 3.08.  Absence of Litigation.........................................................  22

Section 3.09.  Accuracy of Information Supplied..............................................  22

Section 3.10.  U.S. Citizenship..............................................................  22

Section 3.11.  Change of Control.............................................................  22

ARTICLE IV     CONDUCT OF BUSINESS PENDING THE MERGER........................................  22

Section 4.01.  Conduct of Business by the Company Pending the Merger.........................  22

ARTICLE V      ADDITIONAL AGREEMENTS.........................................................  24

Section 5.01.  Stockholders' Meeting.........................................................  24

Section 5.02.  Proxy Statement...............................................................  24

Section 5.03.  Access to Information; Confidentiality........................................  25

Section 5.04.  No Solicitation of Transactions...............................................  25

Section 5.05.  Provisions Relating to the SERPs..............................................  26

Section 5.06.  Directors' and Officers' Indemnification and Insurance........................  27

Section 5.07.  Notification of Certain Matters...............................................  27

Section 5.08.  Further Action; Commercially Reasonable Efforts...............................  28

Section 5.09.  Public Announcements..........................................................  28

Section 5.10.  Certain Expenses..............................................................  28

Section 5.11.  Financing.....................................................................  28

Section 5.12.  Change of Control.............................................................  28

ARTICLE VI     CONDITIONS TO THE MERGER......................................................  28

Section 6.01.  Conditions to the Merger......................................................  28

Section 6.02.  Conditions to the Obligations of Parent and Merger Sub........................  29

Section 6.03.  Conditions to the Obligations of The Company..................................  29

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER.............................................  30

Section 7.01.  Termination...................................................................  30

Section 7.02.  Effect of Termination.........................................................  31

Section 7.03.  Fees and Expenses.............................................................  31

Section 7.04.  Amendment.....................................................................  32

Section 7.05.  Waiver........................................................................  32

                                                                          Page
                                                                          ----

 ARTICLE VIII  GENERAL PROVISIONS.......................................   33

 Section 8.01. Non-Survival of Representations, Warranties and
               Agreements...............................................   33

 Section 8.02. Notices..................................................   33

 Section 8.03. Certain Definitions......................................   34

 Section 8.04. Severability.............................................   34

 Section 8.05. Entire Agreement; Assignment.............................   35

 Section 8.06. Parties in Interest......................................   35

 Section 8.07. Specific Performance.....................................   35

 Section 8.08. Governing Law/Arbitration................................   35

 Section 8.09. Headings; Glossary.......................................   36

 Section 8.10. Counterparts.............................................   36

 Section 8.11. Parent Guaranty..........................................   36

 Section 8.12. No Recourse..............................................   36

   Exhibit A--Form of Amended and Restated Certificate of Incorporation of PS Group Holdings, Inc.

                           Glossary of Defined Terms

Defined Term                                             Location of Definition
------------                                             ----------------------
1998 Balance Sheet......................................        2.07(c)
Acquisition Agreements..................................        2.21(c)
affiliate...............................................        8.03(a)
Affiliated Group........................................        2.19(f)
Agreement...............................................        Preamble
beneficial owner........................................        8.03(b)
Beneficiary.............................................        3.01(a)
business day............................................        8.03(c)
Certificate of Merger...................................        1.02
Certificates............................................        1.08(b)
Closing.................................................        1.02
Closing Date............................................        1.02
Code....................................................        2.10(a)
Company.................................................        Preamble
Company Board...........................................        Recitals
Company Common Stock....................................        1.06(a)
Company Disclosure Schedules............................       Article II
Company Fee.............................................        7.03(a)
Company's Financial Advisor.............................        2.13
Competing Transaction...................................        5.04(b)
Confidentiality Agreement...............................        5.03(b)
control or controlled by or under common control with...        8.03(d)
Credit Agreement........................................        Recitals
DGCL....................................................        Recitals
Dissenting Shares.......................................        1.07(a)
Effective Time..........................................        1.02
Environmental Claims....................................        2.20(a)
Environmental Laws......................................        2.20(a)
Environmental Permits...................................        2.20(a)
Equity Financing........................................        3.05(b)
ERISA...................................................        2.10(a)
Exchange Act............................................        2.05(b)
First Union.............................................        8.12
Funds...................................................        Recitals
Governmental Entity.....................................        2.05(a)
Group...................................................        Recitals
Hazardous Substances....................................        2.20(a)
Indebtedness............................................        2.21
Indemnified Parties.....................................        5.06(b)
Investors...............................................        3.05(b)
IRS.....................................................        2.10(a)
knowledge...............................................        8.03(e)
Lease Documents.........................................        2.17(c)
Leased Assets...........................................        2.17(b)
Lender..................................................        Recitals
Lessees.................................................        2.17(b)
Lien....................................................        2.16(b)
Loan Amount.............................................        Recitals
Loan Financing..........................................        Recitals

                           Glossary of Defined Terms

Defined Term                                              Location of Definition
------------                                              ----------------------
Loan Signatory...........................................         2.04
Loan Signatories.........................................         2.04
Material Adverse Effect..................................         2.01
Merger...................................................     Recitals, 1.01
Merger Consideration.....................................         1.06(a)
Merger Sub...............................................        Preamble
Net Revenue Interest.....................................         2.16(e)
Parent...................................................        Preamble
Parent Disclosure Schedules..............................         3.01(a)
Parent Fee...............................................         7.03(b)
Parent Financing Documents...............................         3.02
Paying Agent.............................................         1.08(a)
Paying Agent Agreement...................................         1.08(a)
Permitted Encumbrances...................................         2.16(e)
Permitted Liens..........................................         2.16(b)
person...................................................         8.03(f)
Personal Property........................................         2.17(a)
Plans....................................................         2.10(a)
Preliminary Solvency Opinion.............................         2.13
Proxy Statement..........................................         2.15
PUHCA....................................................         2.27
Real Property............................................         2.16(a)
Recommendation...........................................         2.12
Reserve Report...........................................         2.16(f)
SEC......................................................         1.08(a)
SEC Reports..............................................         2.07(a)
Securities Act...........................................         2.07(a)
SERP.....................................................         5.05(a)
SERP Policy..............................................         5.05(b)
Shares...................................................         1.06(a)
Statex...................................................         2.16(d)
Statex Contracts.........................................         2.16(d)
Statex Lands.............................................         2.16(e)
Statex Leases............................................         2.16(d)
Statex Properties........................................         2.16(d)
Statex Surface Contracts.................................         2.16(d)
Statex Wells.............................................         2.16(e)
Statex Operating Agreements..............................         2.16(d)
Statex Operating Rights..................................         2.16(d)
Statex Working Interests.................................         2.16(d)
Stockholders' Meeting....................................         5.01
Subject Person...........................................         8.03(g)
Subsidiary...............................................         2.01
subsidiary or subsidiaries...............................         8.03(g)
Superior Proposal........................................         5.04(c)
Surviving Corporation....................................         1.01
Tax or Taxes.............................................         2.19(k)(ii)
Tax Returns..............................................         2.19(a)
Trading..................................................        Recitals

                           Glossary of Defined Terms

Defined Term                                              Location of Definition
------------                                              ----------------------
Transactions.............................................        Recitals
Trusts...................................................         2.17(b)
Trust Agreement..........................................         8.12
Trust Documents..........................................         3.01(a)
Trust Estate.............................................         8.12
Trustees.................................................         2.17(b)
WARN.....................................................         2.10(f)
Working Interest.........................................         2.16(f)

   AGREEMENT AND PLAN OF MERGER, dated as of December 18, 1999 (this "Agreement"), among HERITAGE AIR HOLDINGS STATUTORY TRUST, a Connecticut statutory trust ("Parent"), PSG ACQUISITION, INC., a Delaware corporation ("Merger Sub"), and PS GROUP HOLDINGS, INC., a Delaware corporation (the "Company").

   WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), will merge with and into the Company (the "Merger");

   WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that the Merger is fair to, in the best interests of, and advisable for, the holders of Shares (as defined in Section 1.06(a)); (ii) approved this Agreement and the transactions contemplated hereby (the "Transactions"); and
(iii) unanimously voted to recommend that the stockholders of the Company adopt this Agreement;

   WHEREAS, Parent has taken, and as sole shareholder of Merger Sub has caused Merger Sub to take, all necessary actions to approve this Agreement and the transactions contemplated hereby; and

   WHEREAS, concurrently herewith, PS Group Holdings, Inc. ("Group"), a wholly-owned subsidiary of the Company, is entering into a Credit Agreement (the "Credit Agreement") with GATX Capital Corporation (the "Lender"), dated as of the date hereof, pursuant to which the Lender is agreeing to provide to Group loan financing (the "Loan Financing") in an amount (the "Loan Amount") equal to 80% of the funds (the "Funds") required to consummate the Transactions and pursuant to which Parent, the Company, Group and PS Trading, Inc. ("Trading") will enter into certain documents securing the Loan Financing.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.02. Effective Time; Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within three business days) following the satisfaction or waiver of such conditions or such other date as the parties hereto shall agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing being the "Effective Time"). The Closing shall be held at the offices of Shearman & Sterling, 555 California Street, Suite 2000, San Francisco, CA 94104-1522, or such other place as the parties may agree. The date upon which the Closing takes place is referred to as the "Closing Date".

   SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   SECTION 1.04. Certificate of Incorporation; By-laws. (a) The Certificate of Merger shall specify that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A hereto.

   (b) Unless otherwise determined by Parent prior to the Effective Time and subject to Section 5.06(a), the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

   SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and with the DGCL until their respective successors are duly elected or appointed and qualified.

   SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

   (a) Each share of common stock, par value $1.00 per share, of the Company ("Company Common Stock;" all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled, shall cease to exist and shall be converted automatically into the right to receive an amount equal to $12.00 per Share in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.08, of the certificate that formerly evidenced such Share;

   (b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

   (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

   SECTION 1.07. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.08, of the certificate or certificates that formerly evidenced such Shares.

   (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the

DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such
Section 262. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

   SECTION 1.08. Surrender of Shares; Stock Transfer Books. (a) Parent hereby designates Chase Mellon Shareholder Services, LLC (or such other bank or trust company as is reasonably acceptable to the Company) to act (pursuant to an agreement (the "Paying Agent Agreement") to be entered into prior to the Effective Time in form and substance reasonably satisfactory to Parent and the Company) as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a). At or prior to the Effective Time, Parent or Merger Sub shall deposit with the Paying Agent the funds necessary to make the payments contemplated by Section 1.06(a) hereof. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission (the "SEC") or otherwise).

   (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

   (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

   (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the

Company other than to give effect, in accordance with customary settlement procedures determined by the Company's transfer agent, to sales and other transfers of Shares that took place prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY THE COMPANY

   Except to the extent that any of the following representations and warranties is qualified by a Schedule that (i) is included in the Company's Disclosure Schedules delivered to Parent at the same time as the execution of this Agreement and accepted by Parent under this Agreement (the "Company Disclosure Schedules") and (ii) specifically identifies the representation and warranty qualified by such Schedule (in which case the specified representation and warranty shall be deemed made with such qualification), the Company hereby represents and warrants to Parent and Merger Sub as follows:

   SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (other than PS Group First Delaware Trust) (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole, in each case, excluding any change or effect that is directly attributable to conditions generally affecting the oil and gas industry, unless such conditions adversely affect the Company or its Subsidiaries in a materially disproportionate manner. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Schedule 2.01 of the Company Disclosure Schedules. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. PS Group First Delaware Trust, an entity wholly owned by Group, is duly formed and validly existing as a business trust under the laws of the State of Delaware.

   SECTION 2.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

   SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of 10,500,000 shares of Company Common Stock. As of the date hereof,
(i) 6,068,313 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) no shares of Company Common Stock are held by the Subsidiaries. Except as set forth in this Section 2.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

   SECTION 2.04. Authority Relative to this Agreement and the Loan Documents; Due Execution. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Shares, and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   (b) Each of the Company, Group and Trading (each a "Loan Signatory" and collectively the "Loan Signatories") has all necessary power and authority to execute and deliver the Loan Documents (as defined in the Credit Agreement) to which it is a party. The execution and delivery by each Loan Signatory of the Loan Documents to which it is a party or is required to be a party, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary corporation action. Each of the Loan Documents has been, or will be when it is executed and delivered, duly executed and delivered by whichever of the Loan Signatories is the signatory thereto, and constitutes, or will when it is executed and delivered, constitute the Loan Signatory's legal, valid and binding obligation, enforceable against such Loan Signatory in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   SECTION 2.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary,
(ii) except in immaterial respects, conflict with or violate any law, rule, regulation, order, judgment or decree of any federal, state, local or foreign court, governmental or regulatory body, agency or authority (a "Governmental Entity") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except in immaterial respects, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

   (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and filing and recordation of the Certificate of Merger as required by the DGCL and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

   (c) No note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company or any of its Subsidiaries or any Trustee, by its terms prohibits the Company or any of its Subsidiaries from incurring indebtedness or granting liens on any assets of the Company or any of its Subsidiaries.

   (d) The execution and delivery of the Loan Documents by any Loan Signatory, and the performance by such Loan Signatory of its obligations thereunder, (i) do not, or will not when such execution, delivery and performance occur, violate, conflict with, or constitute a default under, any provision of such Loan Signatory's certificate of incorporation or by-laws, or any provision or obligation under any Permit (as such term is defined in the Credit Agreement), arbitration award, judgment, order or decree to which such Loan Signatory is a party or by which such Loan Signatory or any of its assets are bound, (ii) do not, or will not when executed and delivered, require the consent, waiver, approval, license or authorization of or the giving of notice to, or filing with, any Governmental Entity or any other Person that has not been, or will not have been when the applicable Loan Document is executed and delivered by such Loan Signatory, duly obtained and delivered in duly executed form to the Lender, and which is not or will not be (as the case may be) in full force and effect and (iii) do not, or will not (as the case may be) with or without the giving of notice, the passage of time or both, (A) violate, conflict with or constitute a default (or give rise to any right of termination or acceleration) under the terms of any agreement or instrument of any nature to which such Loan Signatory is a party or by which any of the assets of such Loan Signatory are bound or (B) result in the creation or imposition of any Lien (as defined in Section 2.16(b)) of any nature whatsoever on any of its assets (including any Lease Document (as defined in Section 2.17(c)) (or any right or interest in respect thereof) other than the Liens created by the Collateral Documents (as such term is defined in the Credit Agreement) or (C) violate, conflict with or constitute a default under any Requirement of Law (as such term is defined in the Credit Agreement) applicable to such Loan Signatory or any of its affiliates.

   SECTION 2.06. Compliance. Neither the Company nor any Subsidiary is in any material respect in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

   SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997, and 1998, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1997 (the forms, reports and other documents referred to in clauses
(i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

   (c) As of the date hereof, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to be material, other than (i) liabilities set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1998, including the notes thereto (the "1998 Balance Sheet"), (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998, (iii) liabilities reflected on the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and
(iv) liabilities under this Agreement. As of the date hereof, there is no pending claim by any director or officer of the Company or any Subsidiary for indemnification by the Company or any Subsidiary, and no director or officer has indicated to the Company or any Subsidiary his or her intention to assert any such claim.

   (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

   SECTION 2.08. Absence of Certain Changes or Events. Between December 31, 1998 and the date of this Agreement, except as contemplated by this Agreement or disclosed in any SEC Report filed since December 31, 1998 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (i) any Material Adverse Effect, and (ii) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.01.

   SECTION 2.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, overtly threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or (ii) seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Entity having, individually or in the aggregate, a Material Adverse Effect.

   SECTION 2.10. Employee Benefit Plans. (a) Schedule 2.10 of the Company Disclosure Schedules contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the

Company or any Subsidiary and (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Subsidiary remains secondarily liable under
Section 4204 of ERISA (collectively, the "Plans"). Each Plan is in writing and the Company has previously furnished Parent with a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment
(i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

   (b) None of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. None of the Plans (i) provides for the payment of severance or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, termination, severance or other benefits as a direct or indirect result of a change in effective control or ownership (as defined in Section 280G(b)(2)(A) of the Code) or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

   (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

   (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company or any Subsidiary has any material liability. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) and no fact or event exists which could give rise to any such liability. No asset of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

   (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. The 1998 Balance Sheet reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans.

   (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 2.10(f) of the Disclosure Schedule lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company and the Subsidiaries in connection with WARN. The Company will, by written notice to Parent and Merger Sub, update Section 2.10(f) of the Disclosure Schedule to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Merger Sub with any related information which they may reasonably request.

   (g) The Company has made available to Parent prior to the date of this Agreement (i) copies of all employment agreements with officers of the Company and each Subsidiary; (ii) copies of all severance agreements, programs and policies of the Company with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control provisions.

   (h) Schedule 2.10(h) of the Company Disclosure Schedules sets forth the payment obligations of the Company and each Subsidiary with respect to benefits payable to participants in the non-qualified supplemental retirement plans sponsored by the Company and each Subsidiary (collectively, the "SERPs") as listed in such Schedule 2.10(h)(i). Schedule 2.10(h)(ii) of the Company Disclosure Schedules sets forth the most recent regularly prepared actuarial valuation of such benefits, the assumptions underlying such valuation and the calculation details thereof.

   SECTION 2.11. Labor Matters. (a) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have or could have a Material Adverse Effect.

   (b) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

   (c) Neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract.

   (d) There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary.

   (e) There is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

   SECTION 2.12. Recommendation of Board of Directors; Vote Required. The Company Board has unanimously approved this Agreement and the Transactions and such approval constitutes approval of the Transactions by the Company Board under the provisions of Section 203 of the DGCL and constitutes all the action necessary to ensure that such Section 203 does not apply to the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger. The Company Board has determined to recommend to the Company's stockholders (the "Recommendation") that they vote in favor of the adoption of this Agreement. The affirmative vote of a majority of the votes that the holders of the then-outstanding shares of Company Common Stock are entitled to cast with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company necessary to adopt this Agreement.

   SECTION 2.13. Opinions of Financial Advisor. The Company has received (i) the opinion of Houlihan Lokey Howard & Zukin (the "Company's Financial Advisor"), dated December 17, 1999, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company's stockholders from a financial point of view, which opinion has not been withdrawn and (ii) the preliminary written opinion (the "Preliminary Solvency Opinion") of the Company's Financial Advisor, dated December 17, 1999, in connection with the Loan Financing, which opinion has not been withdrawn and is subject to the confirmation referred to in Section 6.03(e).

   SECTION 2.14. Accuracy of Information Supplied. Neither this Agreement (as qualified by the Company Disclosure Schedules) nor any schedule, exhibit, written statement, list, document or certificate furnished or to be furnished by or on behalf of the Company to Parent, Merger Sub or any of their agents or affiliates under this Agreement, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

   SECTION 2.15. Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 14a-9. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their representatives which is contained in the foregoing documents.

   SECTION 2.16. Real Property. (a) Schedule 2.16 of the Company Disclosure Schedules lists all of (i) the rights in fee, licenses and concessions and other tangible real property assets of the Company and its Subsidiaries (other than Statex) and (ii) all Working Interests and Net Revenue Interests, in each case, necessary to conduct their respective businesses as currently being conducted (collectively, and together with all rights in fee, licenses and concessions and other tangible real property assets of Statex not listed on
Schedule 2.16, the "Real Property"). The Company and the Subsidiaries have good and marketable title to all Real Property to the extent necessary to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not be material.

   "Net Revenue Interest" means an overall interest in hydrocarbons produced from or attributable to the Statex Wells, after deducting, except to the extent owned by Statex, all lessors' royalties, overriding royalties, production payments and other interests or burdens on hydrocarbons produced therefrom.

   "Statex" shall mean Statex Petroleum, Inc., a California corporation and a subsidiary of the Company.

   "Working Interest" shall mean that share of all of the costs, expenses, burdens and obligations of any type or nature attributable to Statex's interest in any Statex Well.

   (b) Each parcel of Real Property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all Liens (as hereinafter defined), other than (A) Liens for Taxes (as defined in Section 2.19(k)(ii)) and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not be material

(the items described in clauses (A) through (D) being, collectively and together with the other items defined as Permitted Liens in Section 2.16(g), "Permitted Liens"), and (ii) is not subject to any governmental decree or order to be sold, is not being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation and is not, to the Company's or any Subsidiary's knowledge, the subject of any such proposed condemnation, expropriation or taking been proposed.

   "Lien"shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, priority or other security agreement or arrangement or other claim or right of any kind or nature whatsoever (including any restriction on assignment or transfer, title retention agreement, any lease, any filing of or agreement to give or file any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, and any subordination arrangement in favor of another person).

   (c) All leases of Real Property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $10,000 per lease during the period of the lease, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, would not have a Material Adverse Effect.

   (d) All of the Statex Leases, Statex Surface Contracts and Statex Contracts that are material to the Company and the Subsidiaries, taken as a whole, are, in all material respects, valid, subsisting and in full force and effect. There are no existing defaults under the Statex Leases, Statex Surface Contracts and Statex Contracts (or circumstances or events that, with the giving of notice or lapse of time or both, would become defaults) on the part of Statex or, to the Company's knowledge, any other party thereto (except payment defaults that would not result in a material adverse change in the present or future operation, value or use of the affected Statex Property), nor has any party given, or threatened in writing to give, notice of any such defaults on the part of Statex. Notwithstanding the foregoing, the representations and warranties made in the preceding sentence of this Section 2.16(d) with respect to those Statex Properties that are not operated by Statex, are made to the Company's knowledge.

   "Statex Contracts" means all contracts and agreements (excluding Statex Leases and Statex Surface Contracts) material to the ownership, operation, development, maintenance or use of any of the Statex Properties, or the production, treating, gathering, transporting, storing or disposition of hydrocarbons produced therefrom, including, without limitation, operating agreements, unitization agreements, communitization and pooling agreements or orders, and agreements for the sale or purchase of hydrocarbons.

   "Statex Leases" means the fee mineral interests, oil, gas and mineral leasehold interests, working interests, farmout or farming rights, royalty, overriding royalty or other non-working or carried interests, operating rights and other rights and interests which confer upon, or grant or convey to, Statex (or its predecessors-in-title) the Working Interests and Net Revenue Interests identified in Exhibits 2.16-1 and 2.16-2.

   "Statex Properties" means, collectively, the Statex Leases, Statex Lands, Statex Wells, Statex Contracts and Statex Surface Contracts.

   "Statex Surface Contracts" means all fee interests, leasehold interests, estates, easements, right-of-way, licenses, permits and other agreements relating to the use or ownership of surface and subsurface properties and structures which as of June 30, 1999 were owned by Statex and used or held for use in connection with the exploration, production or development of hydrocarbons from the Statex Wells, or for the gathering, transportation, injection or disposal of hydrocarbons, water and other materials produced therefrom.

   (e) Exhibits 2.16-1 and 2.16-2, collectively, contain a complete list of all Statex Wells. Statex's Net Revenue Interests, as reflected in Exhibits 2.16-1 and 2.16-2, together account for at least 97% of the current annual oil and gas revenues of Statex. The Statex Wells identified in Exhibits 2.16-1 and 2.16-2 are located upon those Statex Lands identified for such Statex Wells in Exhibits 2.16-1 and 2.16-2.

   "Statex Lands" means those lands described or referred to in Exhibits 2.16-1, 2.16-2 and 2.16-3, together with such other lands as are described or referred to in the Statex Leases.

   "Statex Wells" means all oil, condensate and natural gas wells, water source wells, and water and other types of injection or disposal wells and systems in which Statex owns a cost bearing interest.

   (f) Except to the extent that the failure of the following to be incorrect in any respect is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) Statex has good and marketable title to, and is possessed in, all of the Statex Lands, Statex Leases and Statex Wells, free of all Liens other than Permitted Liens, necessary for Statex to receive from each Statex Well no less than the Net Revenue Interest attributable thereto in Exhibits 2.16-1 and 2.16-2, without reduction, suspension or termination throughout the productive life of such Statex Well; (ii) Statex's Working Interest in each Statex Well does not exceed that attributable thereto in Exhibits 2.16-1 and 2.16-2, without a corresponding and proportionate increase in Statex's Net Revenue Interest applicable thereto; and (iii) Exhibits 2.16-1 and 2.16-2 contain a complete and accurate list of the status of any "payout" balance, as of the applicable date specified in such Exhibits, for each Statex Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production). For purposes of the representations and warranties set forth in this Section 2.16(f) only, the term "Permitted Liens" shall not include those matters referred to in Section 2.16(b)(i)(D).

   (g) In addition to the items defined as Permitted Liens in Section 2.16(b), the following shall also constitute Permitted Liens under this Agreement: (i) all agreements, instruments, documents, encumbrances and other matters described on Schedule 2.21 of the Company Disclosure Schedules; (ii) any liens or security interests reserved in the Statex Leases; (iii) any easements, rights-of-way, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with the ownership or operation of the portion of the Statex Properties burdened thereby; and (iv) traditional rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest.

   SECTION 2.17. Personal Property and Personal Property Leases. (a) Each of the Company and the Subsidiaries owns, directly or indirectly, or leases all personal property (including, without limitation, equipment and machinery) ("Personal Property") material to the conduct of its respective business. All Personal Property owned by the Company or any of its Subsidiaries and material to the business of the Company or the applicable Subsidiary (as the case may be) other than the Leased Assets, the sole representations and warranties of the Company with respect to the condition of which is contained in
Section 2.17(e) below, is in reasonable repair, ordinary wear and tear excepted. None of the Company or any of the Subsidiaries is in material default with respect to any leases of Personal Property in which the Company or any of the Subsidiaries is the lessee.

   (b) Schedule 2.17(b) of the Company Disclosure Schedules lists all Personal Property which is subject to leases in which the Company, any of the Subsidiaries, or any trustees ("Trustees") of trusts (the "Trusts") in which the Company or the Subsidiaries owns a beneficial interest, is the lessor involving consideration paid to the Company, any Subsidiary or the Trustees of more than $25,000 per annum (the "Leased Assets") and the respective lessees thereof (the "Lessees"). Neither the Company nor any of its Subsidiaries holds title to the Leased Assets, title to which Leased Assets is held by the Trusts.

   (c) Schedule 2.17(c) of the Company Disclosure Schedules lists all documents collectively embodying the contractual provisions of the leases of, the loans relating to, and the trust arrangements covering, the Leased Assets (including all amendments, modifications, extensions and renewals of such documents through the date hereof) (collectively, the "Lease Documents").

   (d) Each of the Company, the Subsidiaries or the Trustees which are direct owners of Leased Assets, as the case may be, has good, valid and marketable title to the Leased Assets attributed to it on Schedule 2.17(b) of the Company Disclosure Schedules, free and clear of all Liens other than (i) Permitted Liens, (ii) the Liens disclosed on Schedule 2.17(d) of the Company Disclosure Schedules and (iii) with respect to each Leased Asset, the Liens permitted or created by the Lease Documents applicable to such Leased Asset, in each case, whether or not any of such Liens also constitute Permitted Liens.

   (e) The Leased Assets are in existence on the date hereof and have not suffered any accident, incident, Casualty or Event of Loss (as such terms, or terms of similar tenor, are defined in the Lease Documents). To the knowledge of the Company or the Subsidiary which owns (directly or indirectly) Leased Assets, such Leased Assets are in the condition required by the relevant Lease Documents.

   (f) No Event of Default (as such term is defined in any of the Personal Property leases listed on Schedule 2.17(b) of the Company Disclosure Schedules) has occurred and is now continuing with respect to the Leased Assets, and, to the Company's knowledge, there is no condition or event that is now continuing which, upon the giving of notice or the lapse of time, or both, would constitute an Event of Default.

   (g) None of the Company or any of the Subsidiaries is in default or breach of any material obligations to be performed by it pursuant to the leases of Personal Property listed on Schedule 2.17(b) of the Company Disclosure Schedules and, to the Company's knowledge, there is no condition or event that is now continuing which, upon the giving of notice or the lapse of time, or both, would constitute such a default or breach by the Company or any Subsidiary.

   (h) The Lease Documents require only the consent of the parties identified on Schedule 2.17(h) of the Company Disclosure Schedule with respect to the completion of the Transactions.

   (i) Cash Flows.

     (i) Schedule 2.17(i) of the Company Disclosure Schedules sets forth a complete and accurate schedule of rent payments and of debt payments under the Leases related to each Leased Asset, if any.

     (ii) Schedule 2.17(i) of the Company Disclosure Schedules sets forth a complete and accurate schedule of any Special Termination Values, Termination Values and Stipulated Loss Values (as determined in any of the Leases), in each case for each Lease commencing for periods as of the date hereof.

   (j) Residual Sharing and Other Agreements. None of the Company or any Subsidiary or any Trust is a party to, nor do they have any rights or obligations in respect of, any option or residual sharing agreement, residual guarantee or insurance agreement, remarketing agreement or deferred fee agreement, whether denominated as such an agreement or not.

   (k) Early Buyout Options, Purchase Options and Renewal Options. Schedule 2.17(h) of the Company Disclosure Schedules sets forth all early buyout options, purchase options and renewal options under the Leases. The Company and all Subsidiaries have satisfied their obligations, if any, under the Leases with respect to early buyout options or purchase options which are triggered as a result of the Transactions and none of the parties under the Leases has any further right to purchase any item of equipment as a result of the Transactions.

   (l) Financing Statements; Filings. Schedule 2.17(l) of the Company Disclosure Schedules sets forth a complete and accurate list of the Uniform Commercial Code Financing Statements which have been filed by or on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, by or on behalf of any Trustee as debtor with respect to the equipment subject to the Leases, and except as otherwise noted in the footnotes to Schedule 2.17(d) of the Company Disclosure Schedules, such Financing Statements remain in full force and effect in the jurisdictions indicated. Financing Statements filed against lessees/operators of the equipment subject to the Leases are not included in the Company Disclosure Schedules. Each aircraft identified on Schedule 2.17(b) is duly registered in the name of the Company or one of its subsidiaries or in the name of a Trustee acting on behalf of the Company or one of its subsidiaries as owner under Title 49 of the United States Code and regulations promulgated thereunder.

   SECTION 2.18. Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect. There are no infringements of any propriety rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

   SECTION 2.19. Taxes. (a) The Company and the Subsidiaries have timely filed all federal income tax returns and other material tax returns, reports, forms and other such documents ("Tax Returns") required to be filed by them and have paid and discharged all Taxes due thereon and on all material assessments received by them and have paid all applicable ad valorem taxes as are due, other than such payments as are described in Section 2.19(a) of the Company Disclosure Schedules which are being contested in good faith by appropriate proceedings. Such Tax Returns are in all material respects true and have been properly completed and filed in correct form. Neither the Company nor any Subsidiary is currently being audited by, or has received a written notice from, the IRS or any other Governmental Entity with respect to any Tax deficiency proposed or outstanding or interest thereon or penalties in connection therewith, nor, to the Company's knowledge, is the IRS or any other Governmental Entity making any written threat to assert any deficiency or claim for additional Taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. The accruals and reserves for Taxes reflected in the 1998 Balance Sheet are adequate to cover all Taxes required to be accrued through the date of such Balance Sheet (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

   (b) Neither the Company or any Subsidiary has agreed to or is required to make any adjustments under section 481 of the Code by reason of a change of accounting method or otherwise, which affect any Company or Subsidiary fiscal year that has not been examined and closed by the IRS (or closed by applicable statutes). Schedule 2.19(b) of the Company Disclosure Schedules sets forth the tax year through which United States federal income tax returns of the Company and the Subsidiaries have been examined and closed (or closed by applicable statutes).

   (c) None of the respective assets of the Company or any Subsidiary is required to be treated as being owned by any person, other than the Company or such Subsidiary, pursuant to the "safe harbor" leasing provisions of former section 168(f)(8) of the Code.

   (d) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

   (e) Neither the Company nor any Subsidiary is a party to or bound by (nor will the Company or any Subsidiary, prior to the Closing, become a party to or be bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

   (f) The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code (an "Affiliated Group"), other than as a common parent corporation, and each of the Subsidiaries has never been a member of an Affiliated Group except where the Company was the common parent corporation of such Affiliated Group.

   (g) None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.

   (h) None of the assets of the Company or any Subsidiary is "tax-exempt use property" within the meaning of section 168(h) of the Code.

   (i) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or any similar provision of foreign, state or local law.

   (j) There are no outstanding rulings of, or requests for rulings with, any Governmental Authority addressed to the Company or any Subsidiary that are, or if issued would be, binding on the Company or any Subsidiary.

   (k) As used in this Agreement:

     (i) "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

   SECTION 2.20. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof, asbestos or asbestos-containing materials, and polychlorinated biphenyls; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, or which is otherwise regulated pursuant to any Environmental Law; (ii) "Environmental Laws" means any federal, state or local law, statute, ordinance, regulation, rule, code, order, common law or other requirement of law, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment or the protection of human health, safety or natural resources; and
(iii) "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements arising under, or asserting any claims under, or violations of, any Environmental Law or any Environmental Permit or based on the handling, treatment, storage, disposal, use or presence of any Hazardous Substances.

   (b) Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a liability that is material to the Company and its Subsidiaries taken as a whole: (i) neither the Company nor any Subsidiary has violated, nor is in violation of, any Environmental Law or any Environmental Permit (as defined below), and any past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (ii) none of the properties owned or leased by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) is contaminated with any Hazardous Substance at a concentration level or in a quantity that is reportable under any Environmental Law or otherwise in a manner that is reasonably expected to require investigation, remediation, monitoring, removal or other action; (iii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination nor has any such liability been asserted in a written notice from any Governmental Entity or in a written claim from any third party other than a Governmental Entity against the Company or any of its Subsidiaries and, to the Company's knowledge, there are no circumstances that can reasonably be expected to give rise to any such liability on the part of the Company or any Subsidiary; (iv) neither the Company nor any of its Subsidiaries is liable under any Environmental Law (including, without limitation, pending or threatened liens) nor has any such liability been alleged against the Company or any of its Subsidiaries; (v) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(vi) neither the Company nor any of its Subsidiaries is conducting any remedial or other response action relating to any release or threatened release of Hazardous Substances at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or at any other site, location or other operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit and any such remedial or other response action that has been undertaken in the past by the Company or any Subsidiary has been completed in a manner that will not require further action by the Company or any Subsidiary to comply with Environmental Laws; (vii) there are no Environmental Claims pending or, to the Company's knowledge, overtly threatened against the Company, any of its Subsidiaries or any of their respective properties, and, to the Company's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any offsite disposal location presently or formerly used by the Company or any of its Subsidiaries or with respect to any facilities previously owned or operated by the Company or any of its Subsidiaries; and (viii) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any remedial or other response action related to Hazardous Substances, or any notice to or consent of governmental authorities or third parties, pursuant to any Environmental Law or Environmental Permit.

   (c) The sole representations and warranties of the Company with respect to environmental matters are set forth in Section 2.20. To the extent representations and warranties in other sections of this Agreement also could apply to environmental matters, including, but not limited to, matters related to, arising under or concerning Environmental Laws, Environmental Permits or Hazardous Substances, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

   SECTION 2.21. Material Contracts. Schedule 2.21 of the Company Disclosure Schedules lists:

   (a) All loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as defined below) of the Company or any Subsidiary in a principal amount in excess of $10,000 is outstanding or may be incurred, indicating (i) with respect to any term or fixed loans, the respective principal amounts outstanding thereunder, and (ii) whether such Indebtedness is prepayable and any applicable prepayment or similar penalties.

   (b) All agreements of the Company, any Subsidiary or any Trust currently in effect and involving annual payments in excess of $25,000 or aggregate payments in excess of $75,000.

   (c) All agreements ("Acquisition Agreements") pursuant to which the Company or any Subsidiary, in the last five years, has acquired, or agreed to acquire, all or a substantial portion of the assets of or equity interests in any corporation, partnership or other entity or any Subsidiary, division or business thereof).

   (d) All agreements pursuant to which the Company or any Subsidiary, in the last five years, has merged with or into, or agreed to merge with or into, an other person excluding mergers between or among the Company and any of its direct or indirect wholly-owned Subsidiaries.

   (e) All agreements pursuant to which the Company or any Subsidiary, in the last five years, has disposed of, or agreed to dispose of, any business or Subsidiary or all or a substantial portion of the assets of any business or Subsidiary.

   (f) All current commitments of the Company or any Subsidiary for capital expenditures in excess of $25,000.

   (g) All agreements of the Company or any Subsidiary containing an unexpired covenant not to compete or similar restriction applying to the Company or any Subsidiary or affiliate or, to the Company's knowledge, any of their respective officers or directors (other than covenants of such officers or directors not to compete with the Company or any Subsidiary).

   (h) All contracts, agreements or arrangements currently in effect with current holders of equity interests in any Subsidiary.

   (i) All agreements or arrangements to which the Company or any Subsidiary is a party containing provisions that are currently in effect for the escrow of any assets (including, without limitation, cash or securities) of the Company or any Subsidiary or any other person.

   (j) Any contracts or agreements (other than as listed in Schedule 2.16 of the Company Disclosure Schedules) relating to exploration, production, transportation and treatment of hydrocarbons, including without limitation the Statex Contracts, involving the annual payment to or by the Company or any Subsidiary in excess of $10,000, or the creation of joint ventures for such purposes, or that are otherwise material to the ownership or operation of the Statex Leases and Statex Wells and the production of hydrocarbons therefrom.

   (k) Any farmins, farmouts or similar agreements containing provisions currently in effect for the acquisition, sale or disposition of any interest in a property.

   (l) Any contracts containing provisions currently in effect for the sale, exchange, transfer or other disposition of hydrocarbons produced from or attributable to the Statex Lands, Statex Leases or Statex Wells for a period of three months or more.

   (m) Any agreements or arrangements containing provisions currently in effect relating to the release or disposal of Hazardous Materials.

   (n) Any contracts (other than contracts identified in clause (l) above) containing calls on production or rights to purchase or otherwise take production in favor of a third party. Except as set forth in Schedule 2.21 of the Company Disclosure Schedules under the heading "Contingent Payments", the Company has no undischarged obligations for the payment of any deferred consideration pursuant to any Acquisition Agreement, or any undischarged obligations to make any payment to any third party that is contingent upon the financial performance of the Company or any Subsidiary.

   (o) Any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement and has not been so filed.

   Except as set forth in Schedule 2.21 of the Company Disclosure Schedules, each of the agreements listed in Schedule 2.21 of the Company Disclosure Schedules is a valid and binding obligation of the Company or a Subsidiary, as the case may be, and, to the Company's knowledge, of each other party thereto, and each such agreement is in full force and effect in all material respects and is enforceable by the Company or any Subsidiary in accordance with its terms, subject to (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether considered in a proceeding at law or in equity). Except as set forth in Schedule 2.21 of the Company Disclosure Schedules, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both, would become defaults) and, to the knowledge of Company and any Subsidiary, no person has given or threatened, in writing, to give notice of any default, under any of the agreements listed in Schedule 2.21, other than immaterial defaults.

   For purposes of this Agreement, "Indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such person evidenced by bonds, debenture, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all lease obligations of such person capitalized on the books and records of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

   SECTION 2.22. Brokers. No broker, finder or investment banker (other than the Company's Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or the transactions contemplated by the Loan Documents based upon arrangements made by or on behalf of the Company or Group. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company's Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

   SECTION 2.23. Related Party Transactions. Except as set forth in the Company's proxy statement, dated April 26, 1999, relating to the 1999 annual meeting of the Company's stockholders, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any Subsidiary (i) has loaned or otherwise advanced money to, or has outstanding any indebtedness or other similar obligations to, the Company or any Subsidiary, (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is participating in any material transaction to which the Company or any Subsidiary is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any Subsidiary.

   SECTION 2.24. Payments and Operations. There are no royalties, production payments, net profits interests, shut-in royalties, lease rental payments, deposits or other payments for which the Company or any Subsidiary has any responsibility or liability that are payable (except as accrued in the SEC Reports) or delinquent, and all such payments that are due have been timely and properly paid (including, without limitation, any royalties due in respect of (i) amounts received in settlement of take or pay or similar contracts or (ii) amounts received for the sale of oil in excess of posted prices), except any amount of royalties, production payments, net profits interests, shut-in royalties, lease rental payments or other payments held in suspense for title reasons and with respect to which the Company or such Subsidiary has set aside appropriate reserves. The methods used by the Company and each Subsidiary to calculate royalty payments comply in all material respects with the terms of the leases, licenses and other agreements pertaining to their properties and applicable laws and governmental orders. The Company and each Subsidiary have complied with, performed and observed, and satisfied all of the material terms, conditions, obligations and liabilities under any of the provisions of the documents of title to their properties, or any other agreements, instruments, laws and governmental orders relating to the properties.

   SECTION 2.25. Prepayments; Gas Imbalances. Except as set forth in Schedule 2.25, neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of its properties at some future time without then or thereafter being entitled to receive payment of the contract price therefor. Except as set forth in Schedule 2.25 of the Company Disclosure Schedules, at September 30, 1999, neither the Company nor any Subsidiary had under any agreement, arrangement or past event (i) any obligation to deliver any material quantities of gas from its properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled, or (ii) any right to receive deliveries of gas from the properties (or cash in lieu thereof) from other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors of materially less than the share to which they were entitled. Except as set forth in Schedule 2.25 of the Company Disclosure Schedules, at September 30, 1999, neither the Company nor any Subsidiary had any other material gas imbalances or make-up obligations (whether arising at the wellhead, pipeline, gathering system or other level) under any agreement, arrangement or past event.

   SECTION 2.26. Oil and Gas Operations. Statex has drilled and (if completed) completed (and, in the case of wells which were drilled and completed prior to Statex's acquisition thereof, to Statex's knowledge such wells were drilled and completed), operated and produced all of those wells as to which Statex is the operator in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable laws and governmental orders, except where any failures or violations do not or would not have, individually or in the aggregate, a Material Adverse Effect. All proceeds from the sale of oil, gas and other hydrocarbons by Statex are being received by Statex in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000 and held in suspense in the ordinary course of business).

   SECTION 2.27. Plugging Status. All Statex Wells that have at any time been, or are currently, required to be plugged and abandoned by the applicable requirements of any Governmental Entity have been, or are being (as the case may be), plugged and abandoned in all material respects in accordance with such requirements; provided, however, that the representation and warranty in the preceding sentence of this Section 2.27 is made to the Company's knowledge with respect to those Statex Wells that either (i) were plugged and abandoned prior to January 1, 1980 or (ii) as to which Statex is not, or was not when the plugging and abandonment occurred or the requirement therefor became applicable to the relevant Statex Well, the operator.

   SECTION 2.28. Exploration Activities. Section 2.28 of the Company Disclosure Schedules sets forth a listing of all exploration and development activities in which the Company or any Subsidiary has elected to participate since June 30, 1999 and with respect to which the Company or any Subsidiary has expended or committed to expend $10,000 or more. The Company has provided Parent with materially true and complete information (to the extent the Company or any Subsidiary has such information in its possession or has access to such information and subject to the qualification that, in the case of such activities where Statex is not the operator, this representation and warranty is made only to the Company's knowledge) regarding the status and results of all such activities, including, without limitation, well logs, results of drill stem tests, production information and other pertinent information.

   SECTION 2.29. Governmental Regulations. Neither the Company nor any Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Neither the Company nor any Subsidiary has a similar status under any similar state laws or regulations of the type regulating public utilities. No consent or approval of, or other action by, the Securities and Exchange Commission under PUHCA and the rules and regulations promulgated thereunder is required in connection with the execution, delivery and performance of this Agreement by the Company. Based on the Parent's representation and warranty in the final sentence of Section 3.01(a), following the consummation of the Transactions neither the Company nor any Subsidiary will be a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of PUHCA.

   SECTION 2.30. U.S. Citizenship. Each of the Company and its Subsidiaries is a citizen of the United States within the meaning of Section 40102(a)(15) of Title 49 of the United States Code.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

   SECTION 3.01. Organization. (a) Parent is a statutory trust duly organized and validly existing under the laws of the State of Connecticut and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, as identified in Schedule 3.01(a) of the Parent Disclosure Schedules delivered to the Company at the same time as the execution of this Agreement and accepted by the Company under this Agreement (the "Parent Disclosure Schedules"). Parent has furnished to the Company true and complete copies of all documents that collectively comprise Parent's constituent or charter documents (the "Trust Documents") and those of its sole beneficiary (the "Beneficiary") identified on Schedule 3.01(a) of the Parent Disclosure Schedules, none of which will have been amended without the Company's consent prior to the Effective Time. No default or violation has occurred under such documents. Parent is its own "ultimate parent entity" for the purposes of Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder by the Federal Trade Commission. Parent is not a "holding company" within the meaning of PUHCA.

   (b) Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and is directly wholly-owned by Parent. Except in connection with its execution of this Agreement, Merger Sub has not engaged in any business and, prior to the Closing, Merger Sub will not have engaged in any business other than as necessary for the implementation of this Agreement and the consummation of the Transactions. Parent has furnished to the Company true and complete copies of the Certificate of Incorporation and Bylaws of Merger Sub and no default or violation has occurred under such documents.

   SECTION 3.02. Authority Relative to this Agreement and the Parent Financing Documents; Due Execution. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, in the case of Parent, any documents (collectively, the "Parent Financing Documents") to which it is a party relating to the Loan Financing (as defined in Section 3.05(a)) and the Equity Financing (as defined in Section 3.05(b)), to perform its obligations hereunder and, in the case of Parent under the Parent Financing Documents, and to consummate the Transactions. The execution and delivery of this Agreement and, in the case of Parent the Parent Financing Documents, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary trust or corporate action and no other organizational proceedings on the part of Parent or Merger Sub are necessary to authorize any of the foregoing or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger

Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity). As of the Closing, the Parent Financing Documents will have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligations of Parent enforceable against Parent in accordance with their terms, subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and, in the case of Parent, the Parent Financing Documents, by Parent and Merger Sub do not, and the performance of any of the foregoing by Parent and Merger Sub will not, (i) conflict with or violate (A) the Trust Documents of Parent or (B) the Certificate of Incorporation or By-laws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected.

   (b) The execution and delivery of this Agreement and, in the case of Parent, the Parent Financing Documents, by Parent and Merger Sub do not, and the performance of any of the foregoing by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Exchange Act and filing and recordation of the Certificate of Merger as required by the DGCL.

   SECTION 3.04. Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

   SECTION 3.05. Financing. (a) The Credit Agreement (including all exhibits, schedules, annexes and attachments thereto), which (together with such exhibits, schedules, annexes and attachments) constitutes the sole and exclusive agreement, arrangement or understanding between Parent, its beneficiary, the owners of the beneficiary or any affiliate thereof and the Lender regarding the terms and conditions on which the Loan Financing will be provided.

   (b) Schedule 3.05(b) of the Parent's Disclosure Schedules sets forth a true and complete statement of Parent's access to an amount equal to 20% of the Funds (the "Equity Financing").

   (c) Parent has cash on hand, and will continuously have cash on hand throughout the period prior to the Effective Time or the termination of this Agreement under Section 7.01 and the payment (if ever payable) of the Parent Fee (as defined in Section 7.03(b)), whichever first occurs, sufficient to pay the Parent Fee (as defined in Section 7.03(b)). Parent has received from the entity referred to therein a binding commitment

(included in Schedule 3.05(c) of the Parent's Disclosure Schedules) to defray all of Parent's and Merger Sub's expenses, in connection with their respective formation, the maintenance of their respective existence in good standing, and their respective expenses related to the negotiation and performance (other than the provision of the Funds and the payment of the Parent Fee) of this Agreement, the Credit Agreement and the Parent Financing Documents.

   SECTION 3.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

   SECTION 3.07. Compliance. Neither Parent nor Merger Sub is in any material respect which would affect the ability of the Parent or the Merger Sub to consummate the transactions in conflict with, or in default or violation of,
(i) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or any Merger Sub is bound or affected.

   SECTION 3.08. Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of Parent, overtly threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent the consummation of any Transactions. As of the date hereof, neither Parent nor Merger Sub nor any property or asset of Parent or Merger Sub is subject to any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Entity which is could prevent the consummation by the Parent or Merger Sub of the Transactions.

   SECTION 3.09. Accuracy of Information Supplied. Neither this Agreement (as qualified by the Parent Disclosure Schedules) nor any schedule, exhibit, written statement, list, document or certificate furnished or to be furnished by or on behalf of the Parent or Merger Sub to the Company or any of its agents or affiliates under this Agreement, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

   SECTION 3.10. U.S. Citizenship. Each of Parent and Merger Sub is a citizen of the United States within the meaning of Section 40102(a)(15) of Title 49 of the United States Code.

   SECTION 3.11. Change of Control. No "Change of Control" (as defined in the Credit Agreement) has occurred.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

   SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (except as otherwise contemplated by Schedule 4.01 of the Company's Disclosure Schedules):

   (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

   (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or
(ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice, but in no event in an aggregate amount greater than $25,000.

   (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

   (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

   (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;
(iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice but in no event involving payments in an aggregate amount greater than $25,000; (iv) authorize any single capital expenditure which is in excess of $10,000 or capital expenditures which are, in the aggregate, in excess of $30,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to the Leased Assets or any other matter set forth in this Section 4.01(e);

   (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

   (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, (i) procedures with respect to the payment of accounts payable and collection of accounts receivable (ii) the reduction of environmental reserves, (iii) the reduction of deferred tax liabilities due to changes in estimates, (iv) the reduction in other reserves due to changes in accounting estimates or (v) the reduction in other reserves);

   (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

   (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1998 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

   (j) to the extent (and only to the extent) to which Statex has the contractual right under the Statex Contracts to comply, or cause compliance, with the following, (i) allow any of the Statex Leases, Statex Lands or Statex Wells to be developed, maintained or operated in a manner inconsistent with prior operations, or otherwise in a manner that is not consistent with what a reasonably prudent operator would do in the same or similar circumstances; (ii) release or abandon any part of the Statex Properties, except in the ordinary course of business consistent with past practices; (iii) except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any Statex Lease, Statex Surface Contract or Statex Contract; (iv) enter into any agreement for the sale or other disposition of hydrocarbons produced from or attributable to the Statex Properties, except (A) in the ordinary course of business consistent with past practices, (B) at the then prevailing market price and (C) under an agreement having a term not to exceed three (3) months; or (v) commit itself to do any of the foregoing; or

   (k) to the extent (and only to the extent) to which Statex has the contractual right under the Statex Contracts to comply, or cause compliance, with the following, take any actions inconsistent with the actions of a reasonably prudent operator, which increase or fail to minimize the existing gas imbalances and make-up obligations set forth in Section 2.25 of the Company Disclosure Schedules.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.01. Stockholders' Meeting. The Company, acting through the Company Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable, but in no event later than 110 days following the execution of this Agreement, for the purpose of considering and taking action on the adoption of this Agreement (the "Stockholders' Meeting"), which Stockholders' Meeting shall be held notwithstanding any withdrawal, modification or change in the Recommendation adverse to Parent and (ii) subject to a good faith determination by the Company Board, made after receiving the advice of the Company's outside counsel, that the Company Board's fiduciary duties under Delaware law require it to do otherwise, (A) include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company entitled to vote on the adoption of this Agreement adopt this Agreement and (B) use its commercially reasonable efforts, consistent with applicable law, to obtain such adoption. At the Stockholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

   SECTION 5.02. Proxy Statement. Within 25 business days following the execution of this Agreement, with all reasonable and necessary assistance from Parent and Merger Sub, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review and make comments to the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy

Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

   SECTION 5.03. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub, the Lender and the Investors complete access (subject to all applicable attorney/client privileges and all restrictions of applicable law) at all reasonable times to the officers, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent, Merger Sub, the Lender and the Investors with all financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

   (b) All information obtained by Parent or Merger Sub pursuant to this
Section 5.03 shall be kept confidential in accordance with the confidentiality agreement, dated June 8, 1999 (the "Confidentiality Agreement"), between the Company and an affiliate of the Beneficiary.

   (c) No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

   SECTION 5.04. No Solicitation of Transactions. (a) The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary, to take any such action. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made and shall describe to Parent in reasonable detail the terms and conditions of such offer or proposal. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 5.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written proposal or offer regarding a Competing Transaction, and the Company Board has (i) reasonably concluded after consultation with the Company's Financial Advisor or any successor thereto that such proposal or offer was made in good faith and is reasonably likely, if negotiated, to lead to a Superior Proposal (as defined below), (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least 48 hours prior to taking any such action and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

   (b) A "Competing Transaction" means any of the following involving the Company (other than the Merger and the Transactions): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of the Company and the Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for 25% or more of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to adoption of this Agreement by the Company's stockholders.

   (c) A "Superior Proposal" means an unsolicited written bona fide proposal or offer made by a third party to consummate any of the following transactions:
(i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its reasonable judgment (after have received the advice of the Company's Financial Advisor or any successor thereto), to be more favorable to the Company's stockholders than the terms of the Merger and after having taken into account the reasonable likelihood of such party's ability to consummate the transaction; provided, however, that any such proposal or offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such proposal or offer is not committed and is not likely, in the reasonable judgment of the Company Board (after having received the advice of the Company's Financial Advisor or any successor thereto), to be obtained by such third party on a timely basis; and further provided, that, to the extent that such financing includes loan financing, it shall not be necessary for such third party to have entered into a definitive loan agreement in order for such loan financing to be considered "committed" for the purposes of the foregoing provisions provided the Company Board determines, after having received the advice of the Company's Financial Advisor or any successor thereto, that the loan financing commitment delivered by such third party evidences a reasonable likelihood that such third party will be able to obtain such loan financing on a timely basis.

   (d) Nothing contained in this Agreement shall prohibit (i) the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or
(ii) the Company Board from modifying or withdrawing its recommendation that the stockholders of the Company adopt this Agreement if the Company Board determines, after receiving the advice of the Company's outside counsel, that the Company Board's fiduciary duties under Delaware law require it to do so.

   SECTION 5.05. Provisions Relating to the SERPs. (a) Prior to the Effective Time, the Company shall cause Group to take whatever action is necessary so that, conditioned upon, and concurrently with, the occurrence of the Effective Time, no further accruals of benefits to participants in the SERPs shall be made; provided however, that Parent acknowledges that such action will not affect either (i) the benefits that have accrued under the SERPs with respect to all participants therein prior to the Effective Time or (ii) the provisions of the SERPs under which the participants therein who are in active employment at the Effective Time will be treated as eligible for early retirement benefits as of the Effective Time for purposes of their entitlement to payments under the SERPs.

   (b) Prior to the Effective Time, Parent shall make arrangements, with an insurance company reasonably acceptable to the Company, to purchase at Parent's expense from such insurance company, effective at the Effective Time, one or more group annuity insurance policies issued in the name of, and owned by, the Company which together insure an amount equal to all payments that Group or Statex may at any time thereafter be required to make from time to time to, or with respect to, any participant in any of the SERPs, which policies shall provide that (1) they shall not be subject to amendment or modification if such amendment or modification would affect the amount insured or the terms under which such amounts are payable, (2) they shall not be assignable except to any successor to or assignee of the Surviving Corporation contemplated by Section 5.06(d), and (3) they shall not confer any rights on any of the participants in the SERPs. Notwithstanding anything to the contrary in this paragraph, (i) in no event shall Parent be obligated to make any payment to an insurer under the terms of this paragraph prior to the Effective Time and (ii) in the event that, prior to the Closing, Group has sold Statex in accordance with this Agreement, the SERP Policy (as hereinafter defined) need not insure payments under any Statex SERP. The group annuity insurance policies which together comply with all of the foregoing requirements, to the Company's reasonable satisfaction, are collectively referred to herein as the "SERP Policy."

   SECTION 5.06. Directors' and Officers' Indemnification and
Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article XV of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.06(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In addition, Parent will cause the Surviving Corporation to comply with all indemnification agreements in effect at the Effective Time between the Company or its Subsidiaries and any present or former officer or director of the Company or its Subsidiaries.

   (c) Prior to the Closing, the Company shall purchase, at a price not to exceed the amount set forth in Schedule 5.06(c) of the Company Disclosure Schedules, a "tail" or "runoff" policy extending, for a period of six years following the Effective Time, the directors' and officers' liability insurance coverages currently in effect under the insurance policies maintained by the Company.

   (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.06.

   (e) Parent shall cause the Surviving Corporation, and any successor or assignee thereof referred to in Section 5.06(d), to perform the Surviving Corporation's obligations under this Section 5.06.

   SECTION 5.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 5.08. Further Action; Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

   SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that the requirements of applicable law or, in the case of the Company, its listing agreement with the New York Stock Exchange or the Pacific Exchange, require the issuance of a press release or the making of a public statement under circumstances in which such prior consultation is not reasonably practicable.

   SECTION 5.10. Certain Expenses. Schedule 5.10 of the Company Disclosure Schedules sets forth the Company's good faith non-binding estimate of the expenses it will have incurred through the Effective Time in connection with the negotiation, execution and performance of this Agreement and the consummation of the Merger. The Company shall use its commercially reasonable efforts not to exceed the aggregate amount shown on Schedule 5.10. The Company shall promptly notify Parent of any increase, or anticipated increase, in such aggregate amount.

   SECTION 5.11. Financing. (a) Parent shall use all commercially reasonable efforts to (i) cause all transactions contemplated by the Credit Agreement to be consummated and (ii) obtain the Equity Financing from the Investors on the terms and conditions set forth in Schedule 3.05(b) of the Parent Disclosure Schedules or terms materially consistent therewith.

   (b) The Company shall cause Group to perform its obligations under the Credit Agreement.

   SECTION 5.12. Change of Control. Parent shall not take, or cause to be taken, any action which would constitute a Change of Control (under and as defined in the Credit Agreement).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   SECTION 6.01. Conditions to the Merger. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL and the Certificate of Incorporation of the Company; and

   (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by

Parent or Merger Sub or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

   SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of Parent and Merger Sub and any one or more of which may be expressly waived by Parent, in its sole discretion, except as otherwise required by law:

   (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained herein shall have been true and correct when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall, by its terms, have been made as of a specific date in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). For purposes of this Section 6.02(a), (i) the requirement that the representations and warranties of the Company shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof and (ii) the satisfaction of such requirement shall take into account all material developments that have occurred since the date of this Agreement with respect to any condition, fact or state of affairs described in any of the Company Disclosure Schedules (which developments shall be set forth in the certificate referred to in the next sentence). Parent shall have received a certificate of the Company dated the Closing Date and signed by an officer of the Company certifying to the fulfillment of this condition;

   (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date, and Parent shall have received a certificate of the Company dated the Closing Date and signed by an officer of the Company certifying to the fulfillment of this condition;

   (c) No Material Adverse Change. Since the date hereof, there shall not have occurred any change, condition, event, or development that has a Material Adverse Effect;

   (d) Governmental Orders. There shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any court of competent jurisdiction or any Governmental Entity, which (x) is reasonably likely to have a Material Adverse Effect or (y) materially or adversely impact the economic or business benefits to Parent of the Transactions.

   (e) Consents. The consent, approval or waiver of each person whose consent to or approval of the Transactions shall be required under any note, bond, mortgage, indenture, deed of trust, license, lease, loan or credit agreement or other agreement or other instrument or obligation to which the Company or any Subsidiary is a party, or by which they or any of their respective properties may be bound or affected shall have been obtained and shall remain in full force effect, except where the failure to have obtained such consent, waiver or approval, or the failure of any such consent, waiver or approval, or the failure of any such consent, waiver or approval to be in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect; and

   (f) All conditions (other than the consummation of the Merger) to obtaining the Loan Financing shall have been satisfied or waived.

   SECTION 6.03. Conditions to the Obligations of The Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of the Company and any one or more of which may be expressly waived by the Company, in its sole discretion, except as otherwise required by law:

   (a) The representations and warranties of Parent and Merger Sub contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). For purposes of this Section 6.03(a), the requirement that the representations and warranties of Parent and Merger Sub shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof. The Company shall have received a certificate of Parent dated the Closing Date and signed by the trustee of Parent certifying to the fulfillment of this condition;

   (b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date, and the Company shall have received a certificate of Parent dated the Closing Date and signed by an officer of Parent certifying the fulfillment of this condition;

   (c) The Paying Agent shall have received to be held in accordance with the Paying Agent Agreement (i) at the direction of Group, as proceeds of the initial drawdown under the Credit Agreement, an amount equal to 80% of the Funds and (ii) from Parent, as proceeds of the Equity Financing, an amount equal to 20% of the Funds;

   (d) Parent shall have entered into a binding commitment (subject to the Effective Time occurring) to purchase the SERP Policy; and

   (e) The Company shall have received from the Company's Financial Advisor a written opinion, dated the Closing Date, confirming, to the reasonable satisfaction of the Company, the Preliminary Solvency Opinion.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

   (a) By mutual written consent duly authorized by the trustee of Parent and by the Boards of Directors of Merger Sub and the Company;

   (b) By Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement that, if not a willful breach and if curable, has not been cured within 30 days following receipt by the Company of notice of such breach from Parent and in any event prior to the date specified in Section 7.01(d);

   (c) By the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement that, if not a willful breach and if curable, has not been cured within 30 days following receipt by Parent or Merger Sub of notice of such breach from the Company and in any event prior to the date specified in Section 7.01(d);

   (d) By either Parent or the Company, if the Merger shall not have been consummated before April 30, 2000 (or such later date as may be agreed to by Parent and the Company), provided (x) that neither party may terminate this Agreement under this Section 7.01(d) if the failure has been caused by such party's material breach of this Agreement and (y) such date shall be extended at the election of Parent to May 30, 2000 in the event the Stockholders' Meeting shall not yet have occurred;

   (e) By either Parent or the Company, if the stockholders of the Company shall have voted at the Stockholders Meeting on a motion to adopt this Agreement, the polls shall have closed on such motion and such motion shall have failed to receive the required vote for approval;

   (f) By Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company, or agreed to enter into, a Competing Transaction; (iii) a cash tender offer (which, if financed, shall have "committed" (as such term is used in Section 5.04(c)), loan financing) or exchange offer for shares of capital stock of the Company for consideration higher than the Merger Consideration that would result in the beneficial ownership by any person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of the Company is commenced; or (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed that beneficially owns, or has the right to acquire "beneficial ownership" of, more than 15% of the then-outstanding shares of any class of capital stock of the Company; or

   (g) by Parent or the Company, if a court of competent jurisdiction or other governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable.

   SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Sections 7.03 and 8.01 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

   SECTION 7.03. Fees and Expenses. (a) The Company shall pay to Parent in immediately available funds the amount of $2,500,000 (the "Company Fee") upon the occurrence of any of the following events:

     (i) the termination of this Agreement by Parent pursuant to clause (i) or (ii) of Section 7.01(f); or

     (ii) the consummation by the Company of a Competing Transaction on or before the 12th month following the termination of this Agreement by Parent pursuant to Section 7.01(b), it being agreed that Parent's entitlement to the Company Fee shall be its sole and exclusive remedy in the event of Parent's termination of this Agreement pursuant to Section 7.01(b) (other than for willful breaches) and is intended to serve as liquidated damages by reason of the inherent difficulty that would likely be encountered in quantifying Parent's actual damages; or

     (iii) the termination of this Agreement pursuant to Section 7.01(f)(iii) by reason of an offer of the kind specified therein and the Company Board shall have failed to recommend against such offer; or

     (iv) the termination of this Agreement by Parent pursuant to Section 7.01(d) if, at the time of such termination, (1) the Company would not have been entitled to terminate this Agreement under any provision of Section 7.01, (2) Parent includes, in its notice of termination, a certification that it and Merger Sub are ready, willing and able to consummate the Merger on the terms of this Agreement, (3) all of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.01, Section 6.03(a) and Section 6.03(b) shall have been satisfied and (4) Parent shall have taken all steps necessary to be in a position to satisfy
  Section 6.03(d) other than the actual purchase of the SERP Policy; or

     (v) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(e) provided, at the time of such termination, (A) (1) a proposal for a Competing Transaction shall have been publicly announced and shall not have been publicly withdrawn or any person shall have publicly announced its intention to make such a proposal, and (2) Parent was not then entitled to terminate this Agreement under clause (i) or (ii) of
  Section 7.01(f) or (B) Parent was entitled to terminate this Agreement pursuant to Section 7.01(f)(iv) and the Company Board shall have approved the beneficial ownership described in such Section.

   (b) Parent shall pay to the Company in immediately available funds the amount of $2,000,000 (the "Parent Fee") upon the occurrence of any of the following events:

     (i) the termination of this Agreement by the Company pursuant to Section 7.01(c), it being agreed that the Company's entitlement to the Parent Fee shall be its sole and exclusive remedy in the event of such termination (other than for willful breaches) and is intended to serve as liquidated damages by reason of the inherent difficulty that would likely be encountered in quantifying the Company's actual damages; or

     (ii) the termination of this Agreement by the Company pursuant to
  Section 7.01(d) if, at the time of such termination, (1) Parent would not have been entitled to terminate this Agreement under any provision of
  Section 7.01, (2) the Company includes, in its notice of termination, a certification that it is ready, willing and able to consummate the Merger on the terms of this Agreement, and (3) either (x) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Sections 6.01 and 6.02 shall have been satisfied or (y) all of such conditions shall have been satisfied except for the condition set forth in
  Section 6.02(f) and the failure to satisfy such latter condition shall not be attributable to either a breach of this Agreement by the Company or any other event relating to the Company which, under the terms of the Credit Agreement, is a basis for the Lender to decline to provide the Loan Amount without being in breach of the Credit Agreement, it being agreed that such payment shall be the Company's sole and exclusive remedy in the event of such termination (other than for willful breaches) and is intended to serve as liquidated damages by reason of the inherent difficulty that would likely be encountered in quantifying the Company's actual damages.

   (c) Except as set forth in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

   (d) In the event that the Company shall fail to pay the Company Fee or Parent shall fail to pay the Parent Fee, in either case when such fee is due, the party to whom such fee is owed shall be entitled, in addition to such fee, to all the costs and expenses actually incurred or accrued by Parent, Merger Sub (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on such unpaid Fee, commencing on the date that such Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

   SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective trustee and Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made without the approval of the Company's stockholders which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or would, under the DGCL, otherwise require the approval of the Company's stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 7.05. Waiver.. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and

(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.01. Non-Survival of Representations, Warranties and
Agreements. Non-Survival of Representations, Warranties and
Agreements Toc465095520 Toc470353392. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that: (i) the provisions of Article I, Section 5.06, the final sentence of Section 5.08 and this Article VIII shall survive the Effective Time indefinitely; and (ii) the provisions of Sections 5.03 and 7.03 and of this
Article VIII shall survive termination indefinitely. Nothing in this Section
8.01 is intended to conflict with, or otherwise affect, Section 7.02.

   SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of notice by registered or certified mail, three business days after deposit with the United States Postal Service) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

     if to Parent:

       Heritage Air Holdings Statutory Trust
       c/o First Union National Bank, as trustee
       10 State House Square
       Hartford, CT 06103
       Telecopier No.: (860) 247-1356
       Attention: W. Jeffrey Kramer

     with a copy to:

       Bingham Dana LLP
       One State Street
       Hartford, CT 06103
       Telecopier No: (860) 240-2800
       Attention: James Scantling

     if to Merger Sub:

       PSG Acquisitions, Inc.
       c/o Shearman & Sterling
       555 California Street, Suite 2000
       San Francisco, CA 94104
       Telecopier No: (415) 616-1199
       Attention: Christopher D. Dillon

     if to the Company:

       PS Group Holdings, Inc.
       4370 La Jolla Village Drive, Suite 1050
       San Diego, CA 92122
       Telecopier No.: (858) 642-2982
       Attention: Lawrence A. Guske
     with a copy to:

       Heller Ehrman White & McAuliffe
       525 University Avenue
       Palo Alto, CA 94301
       Facsimile: (650) 324-0638
       Attention: Henry Lesser

   SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

   (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

   (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

   (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

   (e) "knowledge," when used with respect to the Company regarding any matter related to the Company or any of its Subsidiaries (other than Statex), means the actual knowledge of any of the Company's officers named in the Company's definitive proxy statement referred to in Section 2.23 and, regarding any matter related to Statex means the actual knowledge of the Company's officers so named, and, in addition, the officers of Statex listed on Schedule 8.03 of the Company Disclosure Schedules;

   (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

   (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person (the "Subject Person") means any other person of which the Subject Person owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is entitled to vote generally for the election of the board of directors or other governing body of such other person.

   SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

   SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms until the Effective Time. This Agreement shall not be assigned by operation of law or otherwise, except that each of Parent and Merger Sub may assign all or any of its respective rights and obligations hereunder to any affiliate of Parent provided that such assignee
(1) undertakes to the Company in writing, at the time of such assignment, to be bound by all of the assigning party's obligations under this Agreement, (2) makes to the Company in writing, with respect to itself, the representations and warranties made in this Agreement with respect to the assigning party (as applicable, depending on whether the assigning party is Parent or Merger Sub) as if references therein to the assigning party were references to such assignee, and (3) confirms to the Company in writing (x) that all Company Disclosure Schedules and all other schedules and documents delivered by the Company to the assigning party under this Agreement prior to such assignment shall be deemed to have been delivered to such assignee and (y) in the case of an assignment by Parent, that the Credit Agreement and the Equity Commitment have been amended to reflect such assignment and that true and complete copies of such amendments have been furnished to the Company, it being agreed that no such assignment shall relieve the assigning party of its obligations hereunder. Notwithstanding anything to the contrary herein, from and after the Effective Time Parent and Merger Sub shall be permitted to grant a security interest in this Agreement to its Lenders under the Credit Agreement.

   SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of, and may be enforced by, each Indemnified Party with respect to such Indemnified Party individually).

   SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

   SECTION 8.08. Governing Law/Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Chancery Court; provided, that, in the event such court does not have jurisdiction to determine such action or proceeding, such action or proceeding shall be finally settled by binding arbitration in San Francisco, California, under the rules of the American Arbitration Association ("AAA") then in effect by a single arbitrator mutually agreeable to the Company and Parent. In the event that within thirty (30) days after submission of any dispute to arbitration, the Company and Parent do not mutually agree on a single arbitrator, the Company, on the one hand, and Parent, on the other hand, shall each select one arbitrator and the AAA shall select a third arbitrator. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator(s) may award to the prevailing party, if any, as determined by the arbitrator(s) all of its costs and fees, including AAA administrative fees, arbitrator fees, attorneys' fees, expert fees, witness fees, travel expenses and out of pocket expenses (including such expenses as copying, telephone, facsimile, postage and courier fees). The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as necessary without breach of this arbitration provision without any abridgment of the powers of the arbitrator(s). The parties agree that, the provisions of applicable law notwithstanding, they will not request and the arbitrator(s) shall have no authority to award punitive or exemplary damages against any party.

   SECTION 8.09. Headings; Glossary. The descriptive headings and glossary contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 8.11. Parent Guaranty. Parent hereby guarantees to the Company, irrevocably, unconditionally and absolutely, the performance by Merger Sub (and any assignee of Merger Sub) of all of its obligations under this Agreement.

   SECTION 8.12. No Recourse. It is expressly understood and agreed that this Agreement is executed and delivered on behalf of Parent by First Union National Bank ("First Union"), not in its individual capacity but solely as Trustee under the Amended and Restated Trust Agreement (Heritage Air Holdings Statutory Trust) dated as of September 20, 1999 between First Union and the Beneficiary named therein (the "Trust Agreement"), in the exercise of the powers and authority conferred and vested in it as the trustee thereunder, and that each of the representations, warranties, undertakings and agreements herein made on the part of Parent is made solely as a representation, warranty, undertaking or agreement of Parent and not as a personal representation, warranty, undertaking or agreement of First Union and is made solely for the purpose of binding the trust estate created by the Trust Agreement (the "Trust Estate") and all persons having any claim by reason of any such representation, warranty, undertaking or agreement shall look only to the Trust Estate for payment or satisfaction thereof.

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HERITAGE AIR HOLDINGS STATUTORY
                                          TRUST
                                          By: First Union National Bank, not
                                          in its individual capacity but
                                          solely as Trustee

                                                 /s/ W. Jeffrey Kramer
                                          By: _________________________________
                                            Name: W. Jeffrey Kramer
                                            Title: Vice President

                                          PSG ACQUISITION, INC.

                                                  /s/ Douglas H. Wolf
                                          By: _________________________________
                                            Name: Douglas H. Wolf
                                            Title: Chief Executive Officer

                                          PS GROUP HOLDINGS, INC., INC.

                                               /s/ Charles E. Rickershauser, Jr.
                                          By: _________________________________
                                            Name: Charles E. Rickershauser, Jr.
                                            Title: Chief Executive Officer

                                                                       EXHIBIT A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PS GROUP HOLDINGS, INC.

                                   ARTICLE I

                                      NAME

   The name of the corporation is PS Group Holdings, Inc. (the "Corporation").

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE III

                               CORPORATE PURPOSE

   The sole purpose of, and nature of business to be conducted by, the Corporation is to (i) own and hold 100% of the issued and outstanding stock (the "Stock") of PS Group, Inc., a Delaware corporation ("Group"), together with such other activities as may be necessary or advisable in connection with the ownership of the Stock, (ii) purchase and hold the SERP Policies (as such term is defined in that certain Merger Agreement, dated as of December 18, 1999, among Heritage Air Holdings Statutory Trust, PSG Acquisition, Inc. and
PS Group Holdings, Inc. (the "Merger Agreement")), (iii) purchase and hold that certain director and officer liability policy required by Section 5.06(c) of the Merger Agreement (the "Tail Policy" and together with the SERP Policies, the "Insurance Policies"), (iv) enter into and perform its obligations under the Stock Pledge and Security Agreements (as such term is defined in that certain Loan Agreement between GATX Capital Corporation ("Lender") and PS Group, Inc., dated as of December 18, 1999 (the "Loan Agreement")) and
(v) enter into and perform its obligations under the Holdings Guaranty (as such term is defined in the Loan Agreement). The Corporation shall not engage in any business, and it shall have no purpose, unrelated to the matters discussed in the preceding sentence and shall not acquire any real property or own assets other than those related to the matters discussed in the preceding sentence.

                                   ARTICLE IV

                                  SEPARATENESS

   (1) Notwithstanding any other provision of the Certificate of Incorporation and any other provision of law which otherwise so empowers the Corporation, the Corporation shall not act in contravention of any of the following:

   (2) The Corporation shall at all times observe the applicable legal requirements for the recognition of the Corporation as a legal entity separate from any Affiliates (as defined below).

   (3) For so long as the debt or obligations evidenced by the Loan Agreement and the Collateral Documents (as such term is defined in the Loan Agreement), including any debt or obligations incurred in connection any refinancing thereof, remain outstanding, the Corporation shall not:

     (i) engage in any business or activity other than the ownership of the Stock and the Insurance Policies and activities incidental thereto;

     (ii) acquire or own any material assets other than the Stock or Insurance Policies;

     (iii) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure without, in each case, the prior written consent of Lender or its successors or assigns;

     (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or, without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of this Restated Certificate of Incorporation, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of the Corporation to perform its obligations under the Loan Agreement, the Stock Pledge and Security Agreements and the Holdings Guaranty;

     (v) own any subsidiary or make any investment in, any Person or entity without the consent of Lender;

     (vi) commingle its assets with the assets of any of its general partners, members, shareholders, Affiliates, principals or of any other Person or entity;

     (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred in connection with the Loan Agreement, the Stock Pledge and Security Agreements and the Holdings Guaranty;

     (viii) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, principals and Affiliates of the Corporation, the Affiliates of a shareholder of the Corporation, and any other Person or entity;

     (ix) enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of the Corporation or any general partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, shareholder, principal or Affiliate of the Corporation or any general partner, member, principal or affiliate thereof;

     (x) seek the dissolution or winding up in whole, or in part, of the Corporation;

     (xi) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any general partner, member, shareholder, principal or Affiliate of the Corporation, or any general partner, member, shareholder, principal or Affiliate thereof or any other Person;

     (xii) hold itself out to be responsible for the debts of another Person or make its credit available to another Person;

     (xiii) make any loans or advances to any third party, or pledge its assets for the benefit of another Person, including any general partner, member, shareholder, principal or Affiliate of the Corporation, or any general partner, principal or affiliate thereof;

     (xiv) fail to file its own tax returns;

     (xv) fail to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (A) fail to correct any misunderstanding or to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that the Corporation is responsible for the debts of any third party (including any general partner, principal or Affiliate of the Corporation, or any general partner, principal or affiliate thereof);

     (xvi) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

     (xvii) pay other than fair market rent for office space;

     (xviii) act other than solely in its legal name through authorized officers and agents;

     (xix) acquire any obligations or securities of its stockholders; or

     (xx) fail to be qualified to do business under the applicable law of the state in which its assets are located.

   "Affiliate" means any person or entity other than the Corporation (a) which owns beneficially, directly or indirectly, more than 50 percent of the outstanding shares of the common stock or which is otherwise in control of the Corporation, (b) of which more than 50 percent of the outstanding voting securities are owned beneficially, directly or indirectly, by any person or entity described in clause (i) above, or (iii) which is controlled by any person or entity described in clause (i) above; provided that for the purposes of this definition the term "control" and "controlled by" shall have meanings assigned to them in Rule 405 under the United States Securities Act of 1933, as amended.

   "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                                   ARTICLE V

                                 CAPITAL STOCK

   The total number of shares of all classes of stock that the Corporation shall have authority to issue is [ ], all of which shall be shares of Common
Stock, par value $[   ] per share.

                                   ARTICLE VI

               INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

   (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   (3) To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (4) Any indemnification under Sections (1) and (2) of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

   (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article VI.

   (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

   (7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

   (8) For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

   (9) For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this
Article VI.

   (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                  ARTICLE VII

                        PERSONAL LIABILITY OF DIRECTORS

   To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                  ARTICLE VIII

                                   AMENDMENT

   The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that so long as the debt or obligations evidenced by the Loan Agreement and the Collateral Documents remain outstanding, this Certificate may not be amended, modified or otherwise altered without the prior written consent of the Lender.

                                   ARTICLE IX

                                    BY-LAWS

   The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation; provided, however, that so long as the debt or obligations evidenced by the Loan Agreement and the Collateral Documents remain outstanding, the by-laws may not be amended, modified or otherwise altered without the prior written consent of the Lender.